Exhibit 99.02

News Release Contact: Cathy Rebuffoni
952-591-3335
crebuffoni@moneygram.com

Bohannon To Step Down As Chairman of MoneyGram International;
Milne Designated Chairman-Elect

Minneapolis, Minn., Aug. 17, 2006 – Robert H. Bohannon, chairman of MoneyGram International, Inc.(NYSE:MGI), advised the company’s board of directors today that, as has been contemplated since the company’s emergence as an independent entity in 2004, he would step down as chairman and a member of the board effective Dec. 31, 2006.

In commenting on his decision, Bohannon said, “I am very pleased with MoneyGram’s progress since its spin-off to the stockholders of its former parent. Under the terrific leadership of Phil Milne, who has served as president and chief executive officer of the company since 1996, and his extraordinarily productive management group, MoneyGram today enjoys a very strong financial and operating condition. Such being the case, it is time to execute the final stage of our management transition plan by transferring to Phil the additional responsibilities related to the office of chairman of the board. Accordingly, I have recommended and the board has approved the designation of Phil Milne as chairman, president and chief executive officer of MoneyGram, effective Jan. 1, 2007. I am very confident that under Phil’s enlightened guidance, the company will continue to prosper and grow in future periods.”

Jess Hay, the company’s lead director, commended Bohannon’s service, first as CEO of MoneyGram from 1993 to 1996, and then as its chairman since 1996. “Bob has provided exceptional leadership and has contributed immeasurably to MoneyGram’s progression to its current status as an independent and premier provider of financial services. His success in guiding the company through its spin-off in 2004 to its current position of strength is deeply appreciated by the board and by Phil Milne and his management team. He will be missed.”

Milne, the chairman-elect, added, “Bob will leave a tremendous legacy at MoneyGram of sound values, integrity and effective performance management. He fostered a winning attitude in our organization, and that positive trait remains a central part of our culture. He also has been an immense help to me and the board in helping to guide our transition to our current status as an independent public company. On behalf of everyone at MoneyGram, I want to thank Bob and wish him all the best as he moves toward his departure from the MoneyGram board at year-end.”

Chairman-elect Milne has been president and chief executive officer of MoneyGram and its predecessor, Travelers Express, since 1996. He joined Travelers Express in 1991 as general manager of its official check business line. He was soon tapped to head up the company’s Payment Systems business, and then in 1993 he was promoted to vice president and general manager of the Global Payment Products group. Prior to joining the company, Milne was a sales and new business development director for Citicorp in Chicago.

About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 96,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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